UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              NEXTEL PARTNERS, INC.

--------------------------------------------------------------------------------

                (Name of Registrant as Specified in Its Charter)

                                      N/A

--------------------------------------------------------------------------------

      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1)     Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------


     (2)     Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------


     (4)     Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------


     (5)     Total fee paid:


--------------------------------------------------------------------------------


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

     (1)     Amount Previously Paid:

--------------------------------------------------------------------------------


     (2)     Form, Schedule or Registration Statement No.:


--------------------------------------------------------------------------------


     (3)     Filing Party:


--------------------------------------------------------------------------------


     (4)     Date Filed:


--------------------------------------------------------------------------------

                             EMPLOYEE COMMUNICATION


Dear Partners,



As I referenced in Partner Points on Monday, the merger between Sprint/Nextel was official last Friday. The media's attention is now more focused on Nextel Partners and our future relationship with this newly merged entity. Over the course of the last few days, the rumor mill has been running wild with respect to each company's next steps. As a matter of policy, we are not able to comment on any rumors that may come up. We thought you might be interested in a few facts.

 * Nextel Partners previously filed legal documents announcing our Board Special Committee's recommendation to our shareholders to exercise the "put" right. This means the Special Committee recommended that the shareholders vote to sell Partners to the new Sprint/Nextel corporation.
* Sprint Nextel issued a press release and made an SEC filing yesterday denying rumors that we were in negotiations with them to sell the company. They also filed materials setting forth their views as to the put process and valuation. We obviously disagree with their line of thinking on the put process and valuation.
* After the SEC completes its review of our documents, assuming that shareholders with at least 20% of our shares request a meeting, we will send documents to shareholders and they will vote on whether to sell the company under the put. In any event, the sale will not happen for some time.
* Assuming the shareholders vote to sell the company under the put, a valuation process takes place where both Sprint and Partners obtain independent banking representatives to try and determine the Fair Market Value of the company.
* Assuming the first two bankers do not agree (and are not within 10% of each other in their valuations) a third banker is brought in to help determine a fair price. This entire valuation process will likely take several months, with a possible challenge period after that.
* We will also need further regulatory approvals, including antitrust and FCC review.

As you can see, the process may take a fair amount of time. I can only assume that you will see many rumors such as those circulated this week as we take the steps to do the right things for our partners, customers and shareholders. As I've indicated to you before, our continuous focus on our customers' satisfaction and dedication to excelling in our performance will prove more to the market and our customers than any rumor.

Working as a team and supporting each other as partners are key elements of the company and we need to stay focused on providing the best customer satisfaction possible. Each and every one of us is critical to the success of this organization. Let's continue on the road to GREATNESS!


Best,



John

                   ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the put right arising in connection with the Sprint Corporation - Nextel Communications, Inc. merger transaction, Nextel Partners, Inc. has filed and will be filing proxy statements and other materials with the Securities and Exchange Commission. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NEXTEL PARTNERS, INC. AND THE PUT RIGHT AND POTENTIAL TRANSACTION. Investors may obtain a free copy of the proxy statements and other relevant documents when they become available as well as other materials filed with the SEC concerning Nextel Partners, Inc. at the SEC's website at http://www.sec.gov. Free copies of Nextel Partners, Inc.'s SEC filings are also available on Nextel Partners, Inc.'s website at http://www.nextelpartners.com. These materials and other documents may also be obtained for free from: Nextel Partners, Inc at Nextel Partners, Inc., 4500 Carillon Point, Kirkland, WA 98033, Attn: Investor Relations.



                        PARTICIPANTS IN THE SOLICITATION

Nextel Partners, Inc. and its officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Nextel Partners, Inc.'s stockholders with respect to the put right and potential transaction. Information regarding the officers and directors of Nextel Partners, Inc. is included in its definitive proxy statement for its 2005 Annual Meeting filed with the SEC on April 8, 2005. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the put right and potential transaction.